Exhibit 99.2

515 North State Street Suite 2225 Chicago, Illinois 60654 312.595.9123 · FAX: 312-595.9122 www.femalehealth.com

November 9, 2012

Ms. Michele Greco
2437 Pebble Beach Lane
Riverwoods, Illinois 60015

Dear Michele:

I am pleased to extend an offer to you to join The Female Health Company as Vice President and Chief Financial Officer. You would join the Company as an employee for a transition period beginning on November 9, 2012 (which would be your start date), and you would assume the position of Vice President and Chief Financial Officer effective January 1, 2013.

In the position of Vice President and Chief Financial Officer you will be responsible for financial reporting, the certification of financial reports and related SEC filings, financial analysis, budget preparation, participation in negotiations and interaction with the investment community. You will work with the Company’s auditors, attorneys and bankers. You will be a member of and participate in the Company’s Executive Operating Committee. You will also participate as appropriate in presentations to the Board and outside groups.

You will report directly to me as the Chairman and Chief Executive Officer of The Female Health Company.

The specifics of our offer include the following:

Base Salary:	$200,000
Hiring Bonus:
A grant of 10,000 shares of restricted stock under the Company's Stock Incentive Plan.  The restriction will lapse and the shares will vest 12 months after your start date.  A second grant of 10,000 shares of restricted stock on the first anniversary of your start date if you continue to be employed, which will vest 12 months after the grant date.

Bonus:
You will be eligible to receive a bonus of 25,000 shares of common stock, or at the Company's option the cash equivalent of such shares based on the average closing price of the Company’s stock on the last ten trading days of each fiscal year, contingent on the Company achieving its plan for each fiscal year.

Group Health Insurance:	You will be eligible to participate in the US health and dental insurance program which is paid for by the Company, or receive reimbursement for your participation in a similar plan.
Vacation:	4 weeks paid vacation per year; holidays as defined for US employees.
Expenses:
The Company will reimburse you for all reasonable and documented expenses associated with Company business.  Company policy is that we travel economy class unless prior approval is given by me to travel business class for a particularly lengthy flight.

The Female Health Company is making a significant contribution to world health.  In the position of Vice President and Chief Financial Officer you will play a major role in expanding this accomplishment.  You will also have an opportunity to assume additional responsibilities which will broaden your experience.  I know that you will be successful in this position and I look forward to having you as a member of our Team.

If the terms and conditions of this offer are acceptable to you, please execute the enclosed copy of this letter in the space provided and return it to me by November 9, 2012.

Yours truly,

/s/ O.B. Parrish

O. B. Parrish
Chairman and CEO

Accepted /s/ Michele Greco

Date November 9, 2012